Filed Pursuant to Rule 424(b)(5)
Registration No. 333-134670

Prospectus Supplement to Prospectus dated June 19, 2006

5,798,784 Shares
And
1,449,696 Warrants

PHARMACOPEIA DRUG DISCOVERY, INC.

Common Stock, $4.28 per share
Warrants, $0.125 per warrant

Pharmacopeia Drug Discovery, Inc. is offering 5,798,784 shares of common stock and warrants to purchase 1,449,696 shares of our common stock.

The common stock is listed on the Nasdaq Global Market under the symbol “PCOP.”  On October 12, 2006, the last reported sale price of the common stock on the Nasdaq Global Market was $4.28 per share.

Investing in our common stock and warrants involves risks. See “Risk Factors” beginning on page S-13 of this prospectus and page 3 of the accompanying prospectus and the reports incorporated by reference in the accompanying prospectus.

	Per Share and Per Warrant	Total
Price to the public of common stock	$4.28	$24,818,795
Price to the public of warrants	0.125	181,212
Underwriting discount		1,854,540
Proceeds, before expenses, to Pharmacopeia Drug Discovery, Inc.		23,145,467

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Shares against payment in New York, New York on October 18, 2006.

CIBC World Markets

Merriman Curhan Ford & Co.

The date of this prospectus supplement is October 13, 2006.

Table of Contents

Prospectus Supplement

About this Prospectus Supplement	S-1
Prospectus Supplement Summary	S-2
Risk Factors	S-13
Forward-Looking Statements	S-15
Use of Proceeds	S-15
Price Range of Common Stock and Dividend Policy	S-16
Capitalization	S-17
Dilution	S-18
Underwriting	S-19
Legal Matters	S-22

Prospectus

ABOUT THIS PROSPECTUS	2
OUR BUSINESS	2
RISK FACTORS	3
WHERE YOU CAN FIND MORE INFORMATION	3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	4
THE SECURITIES WE MAY OFFER	4
DESCRIPTION OF CAPITAL STOCK	4
DESCRIPTION OF DEBT SECURITIES	9
DESCRIPTION OF WARRANTS	17
DESCRIPTION OF UNITS	18
PLAN OF DISTRIBUTION	19
USE OF PROCEEDS	20
RATIO OF EARNINGS TO FIXED CHARGES	21
LEGAL MATTERS	21
EXPERTS	21

About this Prospectus Supplement

In this prospectus supplement and the accompanying prospectus, the terms “Pharmacopeia,” “we,” “us” and “our” refer to Pharmacopeia Drug Discovery, Inc.

We provide information to you about the common stock and warrants in two separate documents: (a) the accompanying prospectus, which provides general information, and (b) this prospectus supplement, which describes the specific details regarding this offering. If information in this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.

You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” on page 3 of the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with information that is different. We are only offering the securities in states where it is legal to offer and sell them. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of the documents. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Prospectus Supplement Summary

This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares of common stock or warrants. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Pharmacopeia Drug Discovery, Inc.

We are committed to creating and delivering novel therapeutics to address significant medical needs. Using proprietary technologies and processes, we seek to identify, optimize and develop novel drug candidates through our own internally-funded drug discovery and development programs and in collaborations with major pharmaceutical and biotechnology companies. Our collaborative research efforts have resulted in a portfolio of four partnered programs (comprised of five compounds) in human clinical trials, with six additional programs in preclinical development.  We have one internal program in preclinical development and four internal programs in advanced discovery.

Our most advanced internal program is in preclinical development and focuses on dual angiotensin (AT1) and endothelin (ETA) receptor antagonists (DARA) for cardiovascular and renal disease.  We licensed our DARA program from Bristol-Myers Squibb Company (BMS) in March 2006.  PS433540, a compound from the DARA program, possesses the actions of two product classes in a single compound.  We believe that PS433540 has the potential to be a significant step forward in the management and treatment of multiple cardiovascular and renal disease states.  We believe that PS433540 administered as a single agent will have a superior profile to monotherapy with an angiotensin receptor blocker or the co-administration of an endothelin receptor antagonist and an angiotensin receptor antagonist for the treatment of certain forms of hypertension and diabetic nephropathy.

We are conducting preclinical development studies with PS433540 and, in August 2006, had a preliminary investigational new drug (IND) meeting with the United States Food and Drug Administration (FDA).  We plan to file an IND with the FDA in the first quarter of 2007.

Our other internal proprietary research programs are primarily focused on immunobiology (inflammatory and immunological diseases). We fully fund these programs and retain intellectual property and ownership rights to any compounds discovered. At an appropriate point, we may license one or more of these compounds or programs to a partner (probably a larger pharmaceutical or biotechnology organization).

For our internally-funded drug discovery programs, we focus the majority of our efforts on those programs that are targeted towards diseases such as rheumatoid arthritis, psoriasis and other inflammatory diseases for several reasons:

•          We believe many existing therapies for these diseases are lacking in one or more respects. For example, methotrexate, the standard of care for rheumatoid arthritis, has serious side effects while newer biologicals are costly and may have safety and immunogenic concerns.

•          We believe that a drug developed to provide immunosuppressant therapy for transplant patients is likely to also offer medical benefit and commercial opportunity in other chronic diseases with similar underlying etiologies.

•          The last decade has seen significant progress in the understanding of the biology underlying the immune system and immunological diseases and its involvement in other therapeutic segments like oncology, cardiovascular and neurological diseases.

•          We believe a treatment developed for one immunobiological disease may be further developed for another and, consequently, an investment in one therapeutic approach may potentially yield products for multiple disorders.

•          We have significant internal expertise and experience in immunological diseases as a result of our proven record of delivering candidates in these therapeutic segments to our collaborators.

•          There are increasing commercial opportunities provided by a large, growing population of patients with immunological disorders including chronic and acute inflammation, autoimmune diseases, asthma and transplant rejection.

We are building expertise and extending our capabilities into preclinical and clinical development so that we can advance both internal and partnered programs into clinical development. In addition to our proprietary research and development, we have collaborations with leading pharmaceutical companies and biotechnology companies, including product development and commercialization collaborations with GlaxoSmithKline (entered into in March 2006) and Cephalon (entered into in May 2006).  We may continue to seek to establish a limited number of broad, multi-year alliances with the potential to result in drug candidates in which we retain significant rights. We anticipate participating in the clinical development of some of the compounds that may result from these collaborations.

Our collaborative research efforts have resulted in a portfolio of four partnered programs currently with candidates in Phase I clinical trials targeting rheumatoid arthritis, an allergy/asthma indication chronic obstructive pulmonary disease (COPD) and oncology.

We initially identified p38 kinase inhibitor lead compounds in 1997 and entered into a collaborative partnering agreement with BMS in 1999. This collaboration resulted in a compound that entered clinical trials in August 2003. A second compound resulting from that partnership, which is a back-up candidate, entered Phase I clinical trials in Canada in December 2005.

A compound discovered in our laboratories, a VLA4 inhibitor aimed at an allergy/asthma indication, was the basis of a collaboration with Daiichi Pharmaceutical Co. which resulted in a drug candidate that entered clinical trials in November 2003.

Our Schering-Plough relationship produced a CXCR2 antagonist which entered clinical trials in March 2004 for COPD and a second compound which entered clinical trials in September 2006 in the oncology therapeutic area.

Associated with these clinical development programs, we have received milestone payments from each of BMS, Daiichi and Schering-Plough and, to the extent the compounds successfully progress through clinical development and registration, we will be entitled to receive additional milestone payments. We are also entitled under the agreements with each of these partners to receive royalties on the commercial sale, if any, of most new drugs resulting from these collaborations. However, numerous additional studies are required to fully assess the potential of these clinical candidates before they reach the marketplace, and the results from preclinical studies and clinical studies conducted to date with these compounds are not necessarily indicative of the results that may be obtained in future clinical studies.

In addition to the compounds in the clinic, six more programs are at various stages of preclinical development, the point at which compounds are tested for safety in animals and are subjected to other studies required prior to testing compounds in humans. This stage is prior to the filing of an IND application and the compound’s exposure to humans during Phase I of clinical development.

Preclinical and clinical development of drug candidates is a long, expensive and uncertain process. We continue to pursue the discovery and development of product candidates in both our internal and collaborative programs. The drug candidates described above are at an early stage, and none have received regulatory approval for commercial sale. Both our partnered clinical candidates and our internally developed compounds face the substantial risk of failure inherent in drug discovery and development. At any stage of the clinical development process, we or our collaborators may decide to discontinue development of our product candidates. To date, none of the compounds in which we hold complete or partial rights has reached the stage of a commercial product and, although we have received license and milestone fees, we may never receive any royalty payments, or any additional license and milestone fees, under our current or any future collaborations. We do not expect that our product candidates will be commercially available for many years, if ever.

From time to time we have considered, and we will continue to consider strategic initiatives intended to further the development of our business. In addition, we consider opportunities to expand our product pipeline through the acquisition or in-licensing of, or investment in, product development candidates, and we intend to continue to explore and evaluate those opportunities.

We were incorporated in February 2002 as a wholly-owned subsidiary of Accelrys, Inc. (Accelrys), formerly Pharmacopeia, Inc. On December 18, 2003, Accelrys announced its plans to spin off 100 percent of our shares in a pro rata tax-free distribution to its stockholders, subject to the satisfaction of certain conditions. On April 30, 2004, Accelrys completed the spin off of us into an independent, separately traded and publicly held company through the distribution to its stockholders of a dividend of one share of our common stock for every two shares of Accelrys common stock held.

Industry Overview

Drug discovery and development is the process of creating and evaluating chemical or biological entities for the treatment of human disease. Biological, chemical, pharmacological, clinical and informatics expertise are key components of a successful drug discovery and development effort. The role of biology includes understanding disease mechanisms, identifying potential targets for therapeutic intervention and evaluating potential drug candidates. Chemistry’s role includes the creation of safe and effective new chemical entities to interact with these targets and the preparation of adequate quantities of active ingredients for preclinical and clinical testing. Informatics improves decision-making by indicating the characteristics of successful drugs, efficiently sharing current knowledge and creating databases to suggest future discovery and clinical success. Pharmacology includes the understanding of diseases and disease processes and how these may be modulated by therapeutic intervention with chemical compounds, as well as the understanding and measurement of the pharmacodynamic and pharmacokinetic and toxicological effects of potential drug molecules.

Our Drug Discovery Process

Although many scientific disciplines are required for new drug discovery and development, chemistry, biology and pharmacology are central to this process. Chemists, pharmacologists and biologists typically work together to design, prepare and deliver new chemical substances, develop laboratory models of disease, test compounds to identify agents that demonstrate the desired activity and finally select a clinical candidate. The drug discovery and development process includes the following steps:

Lead identification.  During the lead identification phase, researchers screen “libraries,” i.e., collections of compounds, against disease targets to evaluate their potential as lead compounds (compounds that may be a starting point for further chemical modification that ultimately produce a clinical candidate molecule) in a process known as screening. To maximize the prospects of discovering promising new compounds during screening, many researchers seek to utilize diverse collections of molecules that cover a broad range of possible chemical structures. Scientists must, however, balance this desire for diversity in chemical composition against the requirement that the compounds have “drug-like” properties, such that their chemical structures render them likely to be bioavailable and non-toxic. The imperatives of diversity and drug-likeness present scientists with a “trade-off” in their experimentation. Researchers can address these dual needs by assessing large collections of molecules that are diverse in structure, but drug-like in character, in a process called ultra-high throughput screening.

Once active compounds are generated from screening, medicinal chemists determine which compounds are most promising by analyzing the structure-activity relationships (SAR) data generated during the screening process. SAR information provides scientists with information on the relationship between the chemical structures within a series of structurally related active and inactive compounds and the activity of the compounds within the series at the target that has been screened. As a result, a lead identification process yielding the richest SAR information will best guide the chemist towards creating compounds having chemical structures most likely to improve the potency, efficacy, bioavailability and toxicity properties of the original active compound. Large, diverse, densely populated compound libraries, such as those prepared and utilized in our research, tend to produce substantially richer SAR data than smaller, less dense collections, providing chemists with the information needed to initiate successful optimization and reduce false starts. A further benefit of our library synthesis and screening process, which we believe is unique to us, is that “false positives” (compounds indicated to be active in a biological screen which subsequently turn out to be inactive—a general industry shortcoming of high-throughput screening of large collections of compounds) are largely eliminated in our process.

Lead optimization.  Lead optimization is the iterative process in which medicinal chemists systematically refine the chemical structure of a lead compound in an attempt to improve its drug-like characteristics with the goal of producing a drug candidate.  Common among these characteristics are pharmacological (potency and selectivity), pharmacokinetic (absorption, distribution and metabolism), physicochemical (solubility, size and chemical properties) and toxicological. The lead optimization process involves chemical synthesis, biological testing, analytical chemistry, pharmacology and data analysis.

Historically, lead optimization has not proven to be nearly as amenable as lead identification to the efficiencies and economies of very high throughput synthesis and screening. Optimization remains largely an iterative manual undertaking, with individual chemists synthesizing numerous compounds for further evaluation. Because most compounds created do not meet the requirements of the subject drug discovery program, a key to reducing optimization costs is to lower the number of molecules that must be synthesized to discover a viable drug candidate. We accomplish this reduction by utilizing the rich SAR data we identify from screening our compound libraries to more quickly focus our lead optimization programs. We also routinely employ parallel synthesis (the preparation of multiple compounds simultaneously) in our lead optimization efforts to improve the efficiency of the process. We believe our extensive compound collection coupled with our effective utilization of very high throughput screening frequently generates multiple starting points for lead optimization and provides us with a significant competitive advantage in our drug discovery efforts.

During the lead optimization phase, but prior to clinical testing, potential drug candidates undergo extensive in vitro (non-animal testing in a laboratory), and in vivo (testing in animals) studies. These efforts are designed to predict drug efficacy and safety in humans. The ultimate objective of preclinical testing is to obtain results that will allow selection of a clinical candidate to enter human trials following regulatory approval.

Preclinical development   Subsequent to lead optimization, extensive studies are undertaken in animals to thoroughly explore the toxicological and safety profile of the potential drug candidate.  These studies are conducted within strict regulatory guidelines and the data resulting from these studies, along with the vast amount of information obtained during lead optimization form the basis for the IND which must be submitted to and reviewed by the FDA prior to the initiation of clinical trials in humans.  During this time, researchers will refine the process for manufacturing larger quantities of the compound, with the goals of defining an efficient, practical and safe procedure (process) for preparing larger amounts of compound required for animal and human testing during the preclinical development phase and the subsequent clinical development phase. We currently lease a facility for conducting our preclinical development, including in vivo evaluation. We also contract preclinical development expertise and the manufacture of active ingredients.  In parallel with the preclinical development stage, lead optimization generally continues in an effort to define potential additional (back-up) drug candidates.

Clinical trials.  Clinical trials, or human tests to determine the safety and efficacy of potential drug candidates, typically comprise three sequential phases, although the phases may overlap:

•       Phase I:  The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, distribution, metabolism and excretion.

•       Phase II:  This phase involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the potential efficacy of the product for specific targeted diseases and to determine dosage tolerance and potential dosage for more extensive clinical studies in Phase III.

•       Phase III:  When Phase II evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further investigate safety in an expanded patient population at geographically dispersed clinical study sites.

The trend towards longer trial durations and larger test populations has necessitated the production of large volumes of potential drugs for these tests and, as a consequence, has resulted in a continuous increase of drug development costs.

If successful, clinical trials in the United States result in the filing of a New Drug Application (DA) with the FDA. Similarly, separate clinical trials in other countries must be conducted and foreign regulatory approvals secured before a drug can be marketed internationally.

We have not conducted our own clinical trials to date, but we are building our capability to manage and oversee clinical development of our compounds if they reach that level of development. We are working with clinical development consultants to augment our internal capabilities.  We plan to file an IND with the FDA for our DARA program in the first quarter of 2007.

Our Therapeutic Candidate Pipeline

We have built a partnered therapeutic candidate pipeline consisting of four clinical development programs (human evaluation has begun), six preclinical development programs and several other drug discovery (lead discovery and optimization) programs. Some of these programs, which are already partnered with other pharmaceutical and biotechnology development and commercialization companies, started as collaborative drug discovery partnerships, while others started from our internal discovery efforts. In all cases, we have, and will continue to have in the future, a financial interest in each of the subject compounds.

Our partnered portfolio covers a broad range of disease areas associated with our partners diverse therapeutic interests.  Lead compounds discovered in a collaboration can show therapeutic activity and, therefore, lead to milestone and subsequent payments in a variety of disease areas.  Accordingly, therapeutic focus is not necessarily a critical factor in the success of our collaborative efforts. This has allowed us to diversify our portfolio of programs across multiple disease categories and helped us to maximize the potential for compounds resulting from these collaborative efforts to reach the marketplace.

Our most advanced internal program is in preclinical development and focuses on DARA for cardiovascular and renal disease.  Within our other internal programs we have concentrated our efforts on diseases related to immunobiology and also situations where modulation of an otherwise healthy immune system is desirable. Disorders which may be impacted are rheumatoid arthritis, psoriasis, inflammatory bowel disease, organ transplant rejection, multiple sclerosis and others. This focus builds on our expertise in the area, and also takes advantage of attractive commercial opportunities we believe exist.

Under the terms of certain agreements to which we are a party, it is possible that we may become obligated to pay aggregate milestone payments totaling up to $238 million upon the achievement of successive clinical and regulatory events and royalties on sales of products, if any, resulting from programs for which we have development responsibility under such agreements.  We will not be responsible for the payment of future milestone and/or royalty payments in the event that development of such a program is discontinued.  Preclinical and clinical development of drug candidates is a long, expensive and uncertain process.  At any stage of the preclinical or clinical development process, we may decide to discontinue the development of our product candidates.  To date, none of the compounds to which we hold complete or partial rights has reached the stage of commercial product.  We do not expect that our product candidates will be commercially available for many years, if ever.

The following chart sets forth our internal program portfolio and the disease areas in which the program is likely relevant. With the exception of the rights to our αvβ3/αvβ5 Inhibitors for an angiogenesis indication, which Allergan, Inc. has an option to license for ocular disease, and our AT1 and ETA Antagonists, which are exclusively licensed from BMS, each of the candidates set forth in the chart is a proprietary program of ours that is not partnered with a collaborator.

Internal Program Portfolio

Proprietary Program	Therapeutic Areas
AT1 and ETA Antagonists	Cardiovascular and renal diseases
Jak3 Inhibitors	Transplant rejection, psoriasis and rheumatoid arthritis
CCR-1 Antagonists	Rheumatoid arthritis and multiple sclerosis
A2A Antagonists	Parkinson’s and Alzheimer’s diseases
αvβ3/αvβ5 Inhibitors	Angiogenesis, oncology and inflammation

AT1 and ETA Antagonists (DARA Program).  Our most advanced internal program is in preclinical development and focuses on dual angiotensin (AT1) and endothelin (ETA) receptor antagonists (DARA) for cardiovascular and renal disease.  PS433540, a compound from the DARA program, possesses the activity of two marketed product classes in a single compound and has the potential to be a significant step forward in the management and treatment of multiple cardiovascular and renal disease states.  We believe that PS433540, administered as a single agent, will have a superior profile to monotherapy with an angiotensin receptor antagonist or the co-administration of an endothelin receptor antagonist and an angiotensin receptor antagonist for the treatment of certain forms of hypertension and diabetic nephropathy.  We are conducting preclinical development studies with PS433540 and had a pre-IND meeting with the FDA in August 2006.  We plan to file an IND with the FDA and initiate dosing in humans in the first quarter of 2007.  Our goal is to demonstrate in Phase I clinical trials that PS433540 blocks the actions of both angiotensin II and endothelin at their respective receptors in man.  We also expect to initiate prior to the end of 2007 a Phase Ib hypertension study to evaluate antihypertensive activity of PS433540 and to initiate Phase II clinical studies with PS433540 in the second half of 2008.

Jak3 Inhibitors.  Janus Kinase-3 (Jak3) is a T-cell selective, non-receptor protein tyrosine kinase and an essential component of signal transduction for multiple cytokines such as IL2, a T-cell growth factor. Current immunosuppressant therapeutics such as rapamycin and cyclosporin also block the action of IL-2 and related cytokines but have a less selective mode of action that results in a narrow therapeutic indices and significant safety issues. A bio-available and selective inhibitor of Jak3 should augment or supplant current therapies for solid organ transplant rejection. We have identified a novel class of very potent small molecule inhibitors of Jak3 ( IC50 < 10 nM), which also potently inhibit Jak3-dependent activity in cellular assay systems. Compounds demonstrate 50-100-fold selectivity over Jak2 in enzymatic assay systems.  Lead compounds also demonstrate oral activity in an IL-2 mechanistic model and a delayed-type hypersensitivity (DTH) assay.  Furthermore, many compounds in the series demonstrate good microsome stability and high oral bioavailability.

CCR-1 Antagonists.  Preclinical studies of CCR-1 antagonists have shown activity in preclinical models of rheumatoid arthritis and multiple sclerosis, as well as reduced lung impairment in pulmonary inflammation. In addition, there is clinical evidence showing utility of CCR-1 antagonists in the treatment and management of rheumatoid arthritis.  Accordingly, our CCR-1 program has the potential to produce novel and more effective treatments for these major diseases.  Compounds from our lead series inhibit binding to the human CCR1 receptors and inhibit the directed migration of human monocyte/macrophages cells with IC50 < 10 nM.  Multiple compounds in our structurally diverse lead series demonstrate favorable pharmacokinetic properties in vitro and in vivo.

Adenosine A2A Receptor (A2A ) Antagonists.  A2A antagonists have been found to increase dopaminergic activity and motor function in models of Parkinson’s disease. Lead compounds have been identified from two distinct series. These compounds inhibit binding to the A2A receptor with Ki < 10 nM, as well as potently inhibiting functional activity (IC50  < 50 nM). The compounds demonstrate >100-fold selectivity for A2A over the A1 receptor, and show very good solubility, microsome stability and in vitro permeability.

αvβ3/αvβ5 Inhibitors.  αvβ3/αvβ5 are integrins that are predominantly expressed on growth factor-activated vascular endothelial cells where they play a significant role in angiogenesis.  As a consequence, both αvβ3/αvβ5 are believed to be potentially important targets for the development of new therapeutic agents to treat and manage diseases such as age-

related macular degeneration (AMD), proliferative diabetic retinopathy and tumor growth and metastasis.  These integrins are predominantly expressed on growth factor-activated vascular endothelial cells. We have identified a class of small molecule dual inhibitors such as PS388023 that binds potently to both receprots (IC50 < nM), blocks FGF and VEGF induced human endothelial cell proliferation (IC50 < 100 nM), inhibits vitronectin-induced endothelial cell transwell migration (IC50 = 10nM) and retards choroidal and retinal neovascularization in rodents.

In the second quarter of 2005, we entered into an agreement with Allergan, Inc. to further evaluate proprietary compounds from our αvβ3/αvβ5 program in advanced models of ocular disease. The agreement resulted in an upfront payment from Allergan for an option to license the program dependant upon the results of these studies.  This agreement has the potential to result in preclinical and clinical payments, plus milestone payments and royalties on products developed by Allergan in the field of ophthalmology. We have retained the rights to all other therapeutic areas, including oncology and inflammation.

External Resources

In an effort to increase the efficiency of both our internal and collaborative programs, we have established a chemistry services arrangement with Wu Xi PharmaTech of Shanghai, China and Syngene in Bangalore, India.  Additionally, we utilize an extensive network of other organizations globally for both chemical and biological support services.  The external chemistry resources provide specific and general chemistry services to us at a cost substantially lower than our internal costs. The groups that provide biological support services evaluate our compounds in special non-clinical models of disease and assess the potential safety of our lead compounds.  Further, we engage in research collaborations with academic institutions to access their considerable expertise, in particular for the testing of our compounds in specific non-clinical models of disease. We also contract with other biotechnology companies to perform fee-for-service testing of compounds both for internal and collaborative drug discovery.  By effectively integrating external resources in to our research and development programs, we cost-effectively extend our capabilities and expand our capacity without the need for substantial investment in new infrastructure.

Our Drug Discovery, Development and Commercialization Collaborations

We have described our most significant collaborative relationships below.

Bristol-Myers Squibb Company

In March 2006, BMS and we entered into an exclusive licensing agreement providing us worldwide development and commercialization rights to certain compounds discovered by BMS that possess DARA activity. Under the agreement, we acquired exclusive rights to lead and backup DARA development candidates under the BMS patents claiming these compounds. We are conducting preclinical development studies with PS433540, a compound from the DARA program, and had a pre-IND meeting with the FDA in August 2006.  We plan to file an IND with the FDA and initiate dosing in humans in the first quarter of 2007.  Our goal is to demonstrate in Phase I clinical trials that PS433540 blocks the actions of both angiotensin II and endothelin at their respective receptors in man.  We also expect to initiate a Phase Ib hypertension study to evaluate antihypertensive activity of PS433540 prior to the end of 2007 and to initiate Phase II clinical studies with PS433540 in the second half of 2008.

Under the terms of the agreement, in lieu of an upfront cash payment, we are providing BMS a set of compound libraries, over a period of approximately three years following the execution of the agreement and will pay BMS milestone payments upon the achievement of successive clinical and regulatory events in the United States and certain other jurisdictions, and royalties on sales of products, if any, resulting from the DARA program. The first such milestone payment related to a clinical event would be the payment of $1.0 million upon the start, if any, of a Phase 1 clinical trial for the DARA program. In the event we fail to deliver the aforementioned libraries to BMS, we would be required to make cash payments to BMS on a pro rata basis of up to $2.0 million.

SmithKline Beecham Corporation and Glaxo Group Limited (GSK)

In March 2006, we entered into a product development and commercialization agreement with GSK (the GSK Agreement) providing for the formation of a new drug discovery and development alliance. Our role in the alliance is to (i) identify and (ii) advance molecules in chosen therapeutic programs into development candidates and (iii) subject to the GSK options described below, further develop the candidates to clinical “proof of concept” (a demonstration of efficacy in man).

The GSK Agreement provides that GSK will have an exclusive option, exercisable at defined points during the development process for each program (up to the point of clinical proof of concept), to license that program. In order to maintain its license, GSK is required to make certain preclinical and clinical milestone payments to us.  Upon licensing a program, GSK is obligated to conduct clinical trials and commercialize pharmaceutical products resulting from such licensed programs on a worldwide basis (the GSK License Obligations). If GSK does not exercise its option to license a program, we will retain all rights to that program and may continue to develop the program and commercialize any products resulting from the program, or we may elect to cease progressing the program and/or seek other partners for the further development and commercialization. In addition, we will retain rights to each program for which GSK has not fulfilled its GSK License Obligations.

Under the terms of the GSK Agreement, we will receive up to $15.0 million in cash payments from GSK related to initial discovery activities to be conducted by us, including a $5.0 million payment that we received in April 2006. Up to the remaining $10.0 million will be payable to us upon our fulfillment of certain conditions related to initial discovery activities to be conducted by us. In addition, we are entitled to receive success-based milestone payments, starting in preclinical research, from GSK for each drug development program pursued under the alliance and the potential for double-digit royalties upon the successful commercialization by GSK of any product resulting therefrom.  In the event that GSK does not exercise its option to license a program, and we continue to develop the program and commercialize any products resulting from the program, we will be obligated to pay GSK success-based milestone payments and royalties upon successful commercialization, if any.  We have agreed that we will not screen our compound library for other collaborators, or for our own account, against any target we screen under the GSK Agreement for a specified period.

GSK and we each have the right to terminate the GSK Agreement in its or our sole discretion under certain specified circumstances at any time during the term of the GSK Agreement. In addition, GSK and we each have the right to terminate the GSK Agreement under circumstances that are customary in these types of agreements.  If we exercise our discretionary termination right at any time during the first five years of the term, under certain circumstances, we could be required to refund to GSK a portion of the up to $15.0 million referred to above.  The amount of any such refund will be calculated based upon when during the term of the GSK Agreement that termination occurs.  However, there are no instances where the deferred revenue would be amortized below the amount that could be potentially refundable pursuant to the terms of the GSK Agreement.  Further, should GSK exercise its discretionary termination rights, there are no provisions in the GSK Agreement that would require us to refund payments received relating to our performance of initial discovery activities under the GSK Agreement.

Our contribution to our product development and commercialization collaboration with GSK will extend to developing active molecules using our medicinal chemistry, biology, and pharmacology capabilities into development candidates and, subject to GSK’s licensing options, further developing the candidates to clinical proof of concept.

Cephalon, Inc.

In May, 2006, we entered into a collaboration and license agreement with Cephalon (the Cephalon Agreement) providing for the formation of a new drug discovery, development and commercialization alliance.  Under the Cephalon Agreement, we received an up-front, non-refundable payment of $15.0 million in June 2006 to support our research and development efforts on behalf of the alliance over a three year period.

As part of and during the initial phase of the alliance, Cephalon will be responsible for identifying hit and lead compounds.  Cephalon and we will then work collaboratively to advance the lead compounds to clinical candidates.  We will be principally responsible for medicinal chemistry and primary biology research and development, and Cephalon will provide further biology support, especially preclinical disease models, as required by the Cephalon Agreement.  We have agreed that we will not screen our compound library for other collaborators, or for our own account, against any target we work on under the Cephalon Agreement for a specified period.

Upon the nomination, if any, of clinical candidates by the alliance, Cephalon will be primarily responsible for their development and commercialization.  We will retain an option to develop certain candidates from the alliance, subject to Cephalon’s agreeing to such development.  For each clinical candidate, if any, advanced under the alliance, the developing company will make clinical, regulatory and sales milestone payments to the non-developing company.  In addition, the company commercializing each resulting product, if any, will pay the non-commercializing company up to double-digit royalties based on the sales level achieved.

Cephalon and we each have the right to terminate the Cephalon Agreement under certain specified circumstances at any time during the term of the Cephalon Agreement.  In addition, Cephalon has the right to terminate the Cephalon Agreement in its sole discretion, upon ninety days written notice to us, during the initial three-year phase of the alliance, which phase may be extended by agreement of the parties.  No such termination shall require us to refund to Cephalon any or all of the above research and development funding.

Dr. Frank Baldino, Jr., one of our directors, currently serves as the Chairman and Chief Executive Officer of Cephalon.

Schering-Plough Corporation

We began our work with Schering-Plough Corporation in 1995, and we expanded the alliance in 1998 through a five-year agreement under which we created libraries for use by Schering-Plough scientists and assisted in the optimization of potential new therapeutics. In August 2003, we entered into new multi-year agreements with Schering-Plough. Under the terms of the 2003 agreements, we optimize candidates selected for clinical development by Schering-Plough, and we screened our internal library to identify compounds active against multiple targets selected by Schering-Plough. If successful, we license the optimized drug candidates on an exclusive basis to Schering-Plough for further development. With respect to any target we accept from Schering-Plough for screening or optimization work, we have agreed that we will not screen our compound library for other collaborators, or for our own account, against that target for a specified period.

During the year ended December 31, 2005, we earned approximately $9.9 million, or 48% of our revenue, of which $8.9 million was full-time employee (FTE) funding and $1.0 million was milestone payments, under our research collaboration agreements with Schering-Plough. Through December 31, 2005, payments under our Schering-Plough collaborations since inception in 1995 have totaled approximately $119.6 million, of which approximately $20.3 million represents investments in our equity securities and milestone payments.

Our collaboration with Schering-Plough was recently extended until April 7, 2007.  From October 8, 2006 until April 7, 2007, we will continue to provide ten (10) chemistry full time employees (FTEs) for the performance of the Schering-Plough collaboration.  The planned cessation of FTE funding in April 2007 will have no impact on other areas of the collaboration, including the ongoing Phase I clinical trials in COPD and oncology indications and multiple preclinical programs. We will continue to be entitled to payments resulting from the successful achievement by Schering-Plough, if any, of preclinical and clinical milestones as well as royalty payments from sales, if any, of products resulting from compounds already delivered, and that may in the future be delivered, by us and accepted by Schering-Plough under the collaboration.

N.V. Organon

In February 2002, we entered into a five-year drug discovery agreement with N.V. Organon (the pharmaceutical business unit of Akzo Nobel) to identify and optimize new drug candidates for multiple therapeutic targets selected by Organon.  The research term of the agreement expires in February 2007.  Compounds from our proprietary collection that are screened and optimized and meet the potency, selectivity, efficacy and other criteria specified by the parties are licensed to Organon on an exclusive basis for further development. In addition, with respect to any target we accept from Organon for screening or optimization work, we have agreed that we will not screen our compound library for other collaborators, or for our own account, against that target for a specified period. In return for our successful drug discovery activities, and meeting certain preclinical and clinical milestones, we are entitled to receive fees and milestone payments from Organon. Thereafter, upon successful commercialization of any product resulting from the relationship, we will be entitled to receive royalties on sales of that product.

During the year ended December 31, 2005, we earned approximately $6.5 million, or 32% of our revenue, of which $4.0 million was research support funding and $2.5 million was milestones and success fees, under our research collaboration agreements with Organon. Through December 31, 2005, payments under our Organon collaborations since inception in 1996 have totaled approximately $50.9 million, of which approximately $8.3 million represents investments in our equity securities and approximately $5.3 million was milestone and success fee payments.

Other Relationships

We have also entered into research collaboration agreements with numerous other companies, including Biovitrum AB, BMS, CV Therapeutics, Daiichi Pharmaceutical, Celgene Corporation and Neurocrine Biosciences. Several of these collaborations, in which we have completed our research activities, may yield us milestone and royalty revenues and require no additional investment on our part for the further development of therapeutic candidates and the commercialization of any resulting products. Apart from the collaborations enumerated above, our only other active discovery collaboration is with Biovitrum AB.  We believe the termination of the Biovitrum agreement would not have a material adverse effect on us.

Marketing

Our senior management and business development personnel are primarily responsible for marketing our collaborative capabilities and licensing our internal programs. We market our capabilities directly to potential partners, typically through meetings with senior management of pharmaceutical and biotechnology companies, and by our participation in trade conferences and partnering meetings. We may also generate new business through expansion of existing contracts.

Competition

We compete with companies in the United States and abroad that engage generally in the discovery, development and production of drug discovery products and particularly with those companies that seek to identify and optimize small-molecule compounds for potential pharmaceutical development.

We compete with the research departments of pharmaceutical companies, biotechnology companies, combinatorial and medicinal chemistry companies, and research and academic institutions. Many of these organizations have greater financial and human resources and more experience in research and development than us. We compete based on a number of factors, including size, relative expertise and sophistication, speed and costs of identifying and optimizing potential lead compounds and of developing and optimizing chemical processes.

Employees

Our success depends in part on the continued service of key senior management and scientific personnel and our ability to identify, hire and retain additional personnel. As of June 30, 2006, we had 147 regular employees, including approximately 75 chemists and 40 biologists and pharmacologists, of whom 56 have doctorate level degrees. None of our employees are covered by collective bargaining agreements. Most of our employees are at-will employees, which means that each of them can terminate their relationship with us and we can terminate our relationship with them at any time. We believe our relations with our employees are good. Furthermore, we offer industry competitive wages and benefits and are committed to maintaining a workplace environment that promotes employee productivity and satisfaction.

Intellectual Property

As of September 30, 2006, we had 95 issued patents in the United States and approximately 66 granted foreign patents relating to various aspects of our intellectual property, including compounds related to our internal or collaborative programs, compound libraries, our molecular tag sets and certain screening technologies. We either own these patents ourselves or with collaborators or rights under them are licensed to us. Of particular note, we are the exclusive licensee of U.S. patents issued on October 15, 1996, February 24, 1998 and August 4, 1998, which provide broad protection to our use of encoded combinatorial libraries and which expire in 2013.

Our success will depend in large part on our ability, and the ability of our licensees and licensors, to obtain patents for our technologies and the compounds and other products, if any, resulting from the application of such technologies, defend patents once obtained, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the U.S. and in foreign countries.

Government Regulation

Generally, in order to gain approval from the FDA, a company must conduct preclinical studies in the laboratory and in animal models to identify any potential safety issues. The results of these studies are submitted as a part of an IND that the FDA must review prior to the commencement of clinical trials of an investigational drug. In order to commercialize any products, we or our collaborator will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical trials to demonstrate the safety and efficacy that are necessary to obtain FDA approval of any such products. Clinical trials are normally done in three sequential phases (Phase I, Phase II and Phase III) that may overlap and generally take five to seven years, but may take longer, to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, we, or our collaborator, will be required to file an NDA and receive approval before commercial marketing of the drug. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, we will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Further, our research and development processes involve the controlled use of hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated.

The mailing address of our principal executive offices is P.O. Box 5350, Princeton, NJ 08543-5350, and our telephone number is (609) 452-3600.

The Offering

Common stock offered by Pharmacopeia Drug Discovery, Inc.	5,798,784 shares
Common stock to be outstanding after this offering	21,116,084 shares
Warrants to purchase shares of common stock offered by Pharmacopeia Drug Discovery, Inc.	1,449,696 warrants
Use of proceeds	See “Use of Proceeds” in this prospectus supplement.
Nasdaq Global Market symbol	“PCOP”

Unless otherwise stated, all information contained in this prospectus supplement assumes no exercise of warrants.

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 15,317,300 shares of our common stock outstanding as of September 30, 2006, and does not include:

•                  176,367 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2006 at a weighted average exercise price of $5.67 per share;

•                  4,210,529 shares of common stock issuable upon exercise of options outstanding as of September 30, 2006 at a weighted average exercise price of $6.87 per share; and

•                  1,095,394 shares of common stock issuable upon exercise of stock options not outstanding, but reserved for issuance as of September 30, 2006.

Summary Financial Information

The following table presents our summary financial data. We have not generated any product sales revenues and have not achieved profitable operations, and we expect to continue to incur substantial losses in future periods. You should read this information together with our financial statements and the notes to those statements incorporated by reference in the accompanying prospectus.

We were incorporated in February 2002 as a wholly-owned subsidiary of Accelrys, Inc. (Accelrys), formerly Pharmacopeia, Inc. On December 18, 2003, Accelrys announced its plans to spin off 100 percent of our shares in a pro rata tax-free distribution to its stockholders, subject to the satisfaction of certain conditions. On April 30, 2004, Accelrys completed the spin off of us into an independent, separately traded and publicly held company through the distribution to its stockholders of a dividend of one share of our common stock for every two shares of Accelrys common stock held.

	Six Months Ended June 30,		Years ended December 31,
	2006	2005	2005	2004	2003	2002
	(in thousands, except per share data)
Statement of Operations Data:
Net revenue	$7,408	$10,922	$20,403	$24,359	$29,503	$29,304
Collaborative research and development expense	6,312	10,242	17,734	20,689	22,157	19,080
Proprietary research and development expense	11,760	4,696	10,965	5,955	3,951	6,848
Sales, general and administrative expense	4,871	5,826	10,196	9,859	6,003	5,504
Restructuring and other charges	(88)	—	—	5,947	—	—
Interest and other income, net	(614)	(506)	(1,120)	(561)	(19)	(21)
Provision (benefit) for income taxes	28	14	(234)	(110)	259	35
Net income (loss)	(14,861)	(9,350)	(17,138)	(17,420)	(2,848)	(2,142)
Net income (loss) per share:
— Basic and diluted	(0.98)	(0.75)	(1.27)	(1.43)	(0.23)	(0.18)

	As of June 30,		As of December 31,
	2006	2005	2005	2004	2003	2002
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$40,084	$32,715	$30,366	$40,885	$524	$6,737
Total assets	53,842	47,362	46,019	57,005	11,052	13,194
Deferred compensation plan, long-term deferred revenueand other long-term liabilities	16,661	2,061	1,904	3,046	325	325
Total stockholders’ equity	23,019	35,057	35,253	43,708	4,307	4,425
Cash dividends declared per common share	—	—	—	—	—	—

Risks Factors

Before making an investment decision, you should carefully consider the following risk factors as well as the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus supplement, the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

We are dependent on our collaborations, and events involving these collaborations or any future collaborations could prevent us from developing or commercializing product candidates.

The success of our current business strategy and our near and long-term viability will depend in part on our ability to successfully establish new strategic collaborations. Since we do not currently possess the resources necessary to independently develop and commercialize all of the product candidates that may be discovered through our drug discovery technology, we may need to enter into additional collaborative agreements to assist in the development and commercialization of some of these product candidates or in certain markets for a particular product candidate. Establishing strategic collaborations is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. And our discussions with potential collaborators may not lead to the establishment of new collaborations on acceptable terms.

We and our present and future collaborators may fail to develop or effectively commercialize products covered by our present and future collaborations if:

•                  we do not achieve our objectives under our collaboration agreements;

•                  we or our collaborators are unable to obtain patent protection for the product candidates or proprietary technologies we discover in our collaborations;

•                  we are unable to manage multiple simultaneous product discovery and development collaborations;

•                  our potential collaborators are less willing to expend their resources on our programs due to their focus on other programs or as a result of general market conditions;

•                  our collaborators become competitors of ours or enter into agreements with our competitors;

•                  we or our collaborators encounter regulatory hurdles that prevent commercialization of our product candidates;

•                  we develop products and processes or enter into additional collaborations that conflict with the business objectives of our other collaborators; or

•                  our collaborators elect to terminate our partnerships under the permitted circumstances.

If we or our collaborators are unable to develop or commercialize products as a result of the occurrence of any one or a combination of these events, we will be prevented from developing and commercializing such product candidates. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future partner. Lengthy negotiations with potential new partners or disagreements between us and our partners may lead to delays or termination in the research, development or commercialization of product candidates. If we are not able to establish additional partnerships on terms that are favorable to us or if a significant number of our existing partnerships are terminated and we cannot replace them, we may be required to increase our internal product development and commercialization efforts. Any of the foregoing may materially harm our business, financial condition and results of operations.

Because we exclusively licensed our product candidate, PS433540, from BMS, any dispute with BMS may adversely affect our ability to develop and commercialize PS433540.

In March 2006, we licensed exclusive worldwide rights to our DARA program, including PS433540, from BMS. If there is any dispute between us and BMS regarding our rights under the license agreement, our ability to develop and commercialize PS433540 may be adversely affected. Any loss of our rights from BMS could delay or completely terminate our product development efforts for PS433540 and other compounds licensed from BMS.

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.  Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.  These forward-looking statements include statements about the following:

•                  our ability to develop our DARA program successfully;

•                  our ability to raise additional capital;

•                  our ability to successfully perform under our collaborations with GSK and Cephalon;

•                  the cessation of full-time employee funding from our existing collaboration with Schering-Plough and quarterly research funding from our existing collaboration with Organon;

•                  our intentions regarding the establishment and continuation of drug discovery and development collaborations with leading pharmaceutical and biotechnology organizations;

•                  our ability to build our pipeline of novel drug candidates, through our own internally-funded drug discovery programs, our collaborations and in-licensing;

•                  our anticipated operating results, financial condition, liquidity and capital resources;

•                  our expectations concerning the development priorities of our collaborative partners, and their ability to successfully develop compounds;

•                  our expectations concerning the legal protections afforded by U.S. and international patent laws;

•                  our beliefs as to the trends and opportunities impacting us and our industry;

•                  our estimates of the market opportunity for our product candidates; and

•                  our ability to acquire or invest in complementary businesses or technologies.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “expects,” “believes,” “seeks,” or the negative of such terms or other similar expressions.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the accompanying prospectus.

Because the risk factors referred to above, as well as the risk factors referred to in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock and warrants we are offering will be approximately $22,970,000.  “Net proceeds” is what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $4.28 per share of common stock and $0.125 per warrant.

We intend to use the net proceeds from the offering for general corporate purposes, which may include expenditures related to our development and discovery programs and increasing our working capital.

We have not identified the amounts we plan to spend on each of these areas or the timing of such expenditures, and we will have significant discretion in the use of any net proceeds. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount of the proceeds from this offering and progress with our development programs. Expenditures will also depend upon the costs associated with our clinical, preclinical and discovery activities, the costs associated with our collaborative arrangements, the availability of additional financing and other factors. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.

Until we use the net proceeds of the offering, we will invest the funds in short-term, investment grade, interest-bearing securities.

Price Range of Common Stock and Dividend Policy

Our common stock began trading on the NASDAQ Global Market on May 3, 2004, the first full trading day following our spin off from Accelrys, Inc., our former parent.  Our common stock trades under the ticker symbol “PCOP”.  Our common stock traded on a “when issued” basis under the ticker symbol “PCOPV” for a short period of time prior to the completion of our spin off.  The following table sets forth for the periods indicated the range of high and low sale prices of the Common Stock.

	High	Low
2006
First Quarter	$6.06	$3.39
Second Quarter	6.51	3.56
Third Quarter	4.91	3.61

2005
First Quarter	$6.06	$4.72
Second Quarter	5.45	4.00
Third Quarter	4.15	3.46
Fourth Quarter	4.08	3.03

2004
First Quarter	$—	$—
Second Quarter	10.35	5.23
Third Quarter	6.39	4.46
Fourth Quarter	6.55	4.70

As of September 30, 2006, there were 415 holders of record of our Common Stock.

We have never paid any cash dividends on our capital stock. We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

Capitalization

The following table shows:

•                  Our capitalization on June 30, 2006.

•                  Our capitalization on June 30, 2006, assuming the completion of the offering at an assumed public offering price of $4.28 per share of common stock and $0.125 per warrant.

	June 30, 2006
	Actual		As Adjusted
	(in thousands, except share and per share data)
Current liabilities:
Accounts payable	$2,530		$2,530
Accrued liabilities	2,769		2,769
Deferred revenue, current portion	8,863	(1)	8,863
Total current liabilities	14,162		14,162

Long-term liabilities:
Deferred compensation plan	1,830	(2)	1,830
Deferred Revenue, long-term	13,498	(1)	13,498
Other liabilities, long-term	1,333	(3)	1,333

Commitments and contingencies	—		—

Stockholders’ equity:
Preferred stock, par value $0.01; 2,500,000 shares authorized; none issued and outstanding	—		—
Common stock, par value $0.01; 50,000,000 shares authorized; 15,294,775 shares outstanding, actual and 21,093,559 shares outstanding, as adjusted (4)	153		211
Additional paid-in capital	61,176		84,088
Accumulated deficit	(38,234)		(38,234)
Accumulated other comprehensive loss	(76)		(76)
Total stockholders’ equity	23,019		45,989
Total capitalization	$53,842		$76,812

(1)             Amount represents funding received under the terms of the Company’s various collaboration agreements in advance of the Company performing its research and development activities. Deferred Revenue, current portion represents revenue to be recognized relating to services that are to be performed through June 30, 2007. Deferred Revenue, long-term represents amounts expected to be recognized as revenue relating to services to be performed by us subsequent to June 30, 2007.

(2)             Amount represents liability associated with the Company’s deferred compensation plan for certain officers and members of the Board of Directors. This plan was assumed from the Company’s former parent upon the Company’s spin-off, effective April 30, 2004. The assets of the plan are held by a rabbi trust designated by the Company. Effective December 31, 2004, the plan was frozen and no further contributions my be made into the plan.

(3)             Amount represents the long-term portion of services to be performed by us in connection with our License Agreement with Bristol Myers Squib. The current portion of the liability, $667,000 as of June 30, 2006, is recorded in Accrued Liabilities.

(4)             Number of shares outstanding, as adjusted assumes no exercise of warrants or options to purchase common stock.

Dilution

Our net tangible book value on June 30, 2006 was approximately $23,019,000, or $1.51 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to adjustments relating to the offering, our pro forma net tangible book value on June 30, 2006 would have been approximately $45,989,000 or $2.18 per share. The adjustments made to determine pro forma net tangible book value per share are the following:

•                  An increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds” (assuming that the public offering price will be $4.28 per share of common stock and $0.125 per warrant, or approximately $0.03 per common share issued in the offering).

•                  The addition of the number of shares of common stock offered by this prospectus supplement to the number of shares of common stock outstanding which does not reflect any assumed conversion of warrants issued in the offering.

The following table illustrates the pro forma increase in net tangible book value of $0.67 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Assumed public offering price per share including ascribed warrant proceeds		$4.31
Net tangible book value per share as of June 30, 2006	$1.51
Increase in net tangible book value per share attributable to the offering	$0.67
Pro forma net tangible book value per share as of June 30, 2006 after giving effect to the offering		$2.18
Dilution per share to new investors in the offering		$2.13

Underwriting

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and Merriman Curhan Ford & Co. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
CIBC World Markets Corp.	5,073,936
Merriman Curhan Ford & Co.	724,848
Total	5,798,784

The underwriters have agreed to purchase all of the shares offered by this prospectus if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about October 18, 2006 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $0.16 per share.  After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

	Per Share or Per Warrant	Total
Pharmacopeia Drug Discovery, Inc.—Common Stock	$0.3175	$1,841,097
Pharmacopeia Drug Discovery, Inc. — Warrants	$0.125	13,443
Total		$1,854,540

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $175,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our officers and directors have agreed to a 90-day “lock up” with respect to 147,787 shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus supplement.

The offering price for the shares has been determined by us and the representatives, based on the following factors:

•      the history and prospects for the industry in which we compete;

•      our past and present operations;

•      our historical results of operations;

•      our prospects for future business and earning potential;

•      our management;

•      the general condition of the securities markets at the time of this offering;

•      the recent market prices of securities of generally comparable companies; and

•      the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares of common stock or warrants before the distribution of the shares of common stock and warrants is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•      Stabilizing transactions—The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of common stock and warrants, so long as stabilizing bids do not exceed a specified maximum.

•      Syndicate covering transactions—The underwriters may sell more shares of our common stock and warrants in connection with this offering than the number of shares of common stock and warrants than they have committed to purchase. This over-allotment creates a short position for the underwriters.  The underwriters must close out any short position by purchasing shares of common stock and warrants in the open market. A short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares of common stock that could adversely affect investors who purchase shares of common stock in this offering.

•      Penalty bids—If the representatives purchase shares of common stock or warrants in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares of common stock or warrants as part of this offering.

•      Passive market making—Market makers in the shares of common stock or warrants who are underwriters or prospective underwriters may make bids for or purchases of shares of common stock or warrants, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock and warrants may have the effect of raising or maintaining the market price of our common stock or warrants or preventing or mitigating a decline in the market price of our common stock or warrants. As a result, the price of the shares of our common stock or warrants may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares of common stock or warrants if it discourages resale of the shares of common stock or warrants.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of common stock or warrants. These transactions may occur on the Nasdaq Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Notice to Non-U.S. Investors

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)                                  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)                                 to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)                                  by the managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)                                 in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)                                  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any securities in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(b)                                 it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Legal Matters

Certain legal matters relating to the shares of common stock and warrants offered hereby will be passed upon for Pharmacopeia Drug Discovery, Inc. by Dechert LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward Kronish LLP, Washington, D.C.

$35,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, debt securities or units having an aggregate initial offering price not exceeding $35,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

We will provide specific terms of the offerings of our securities in supplements to this prospectus.  The prospectus supplement may also add, update or change information in this prospectus.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

Our common stock is traded on the Nasdaq National Market under the symbol “PCOP.”  Each prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq National Market or any other securities exchange covered by the prospectus supplement.

The mailing address of our principal executive offices is P.O. Box 5350, Princeton, NJ 08543-5350, and our telephone number is (609) 452-3600.

Investing in our securities involves various risks.  See the section entitled “Risk Factors” on page 3 for more information on these risks.  Additional risks associated with an investment with us as well as in our securities will be described in the related prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 19, 2006.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
OUR BUSINESS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE SECURITIES WE MAY OFFER
DESCRIPTION OF CAPITAL STOCK
DESCRIPT ION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF UNITS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
LEGAL MATTERS
EXPERTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having an aggregate initial offering price of $35,000,000. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under the caption “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject, in whole or in part, any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities and any applicable fee, commission or discount arrangements with them. See the information described below the caption “Plan of Distribution.”

OUR BUSINESS

We are a biopharmaceutical company committed to creating and delivering novel therapeutics to address significant medical needs.  Using proprietary technologies and processes, we seek to identify, optimize and develop novel drug candidates through our own internally-funded drug discovery programs and in collaborations with major pharmaceutical and biotechnology companies.  Our collaborative research efforts have resulted in a portfolio of three partnered programs (comprised of four compounds) that have been advanced into human clinical trials, with eight additional programs in preclinical development.  We have one internal program in preclinical development and four internal programs in advanced discovery in addition to multiple partnered programs in various stages of discovery.  Our most advanced internal program focuses on dual angiotensin (AT1) and endothelin (ETA) receptor antagonists (DARA) for cardiovascular disease.  We focus the majority of our internally-funded drug discovery programs on immunobiology and immunological diseases such as rheumatoid arthritis, psoriasis and other inflammatory diseases.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act.  As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement.  You will find additional information about us in the registration statement.  Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•                                          our Annual Report on Form 10-K for the year ended December 31, 2005;

•                                          our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•                                          our Current Reports on Form 8-K filed on January 11, January 17, February 22, February 23, February 27, March 30, March 31, April 3, April 5, April 11, April 12, April 18, May 4, May 11, May 23, and May 31, 2006;

•                                          our amended Current Report on Form 8-K filed on April 11, 2006; and

•                                          the description of our capital stock contained in our Form 10 registration statement filed with the SEC on April 9, 2004, including any amendments or reports filed for the purpose of updating such description.

The reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will update, supplement and supersede the information in this prospectus.  You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

Pharmacopeia Drug Discovery, Inc.

P.O. Box 5350

Princeton, New Jersey 08543-5350

Attn.: Corporate Secretary

Tel: (609) 452-3600

www.pharmacopeia.com

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.  Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as  “expects,” “anticipates,” “intends,” “estimates,” “plans,” “expects,” “believes,” “seeks,” or the negative of such terms or other similar expressions.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

Because the risk factors referred to above, as well as the risk factors referred to on page 3 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•                                          shares of our common stock;

•                                          shares of our preferred stock;

•                                          debt securities, in one or more series;

•                                          warrants to purchase any of the securities listed above; and/or

•                                          units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, as amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value, and 2,500,000 shares of  preferred stock, $0.01 par value, of which 5,000 shares are designated as Series A Junior Participating Preferred Stock.

Common Stock

As of May 26, 2006, there were 15,280,761 shares of our common stock outstanding.  The holders of our common stock are entitled to such dividends as our board of directors may declare from legally available funds. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation and our amended and restated bylaws do not provide for cumulative voting. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws.  Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to receive all of our remaining assets available for distribution to the stockholders, subject to prior distribution rights of our preferred stock, if any.

Our common stock is quoted on the Nasdaq National Market under the symbol “PCOP.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219-5498.

Preferred Stock

As of May 26, 2006,  no shares of our preferred stock were outstanding. Our amended and restated certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our amended and restated certificate of incorporation and any certificates of designation that the board of directors may adopt.  Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and the amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

(a)           the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(b)           the dividend rate and the times of payment of dividends on the shares of that series, whether dividends shall be cumulative, and, if so, from which date;

(c)           whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)           whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption;

(f)            whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

(h)           the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

(i)            any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Stockholder Rights Plan. Our board of directors adopted a stockholder rights plan (the “rights plan”) in April 2004. Under the rights plan, preferred stock purchase rights (each, a “right”) were distributed as a dividend at the rate of one right for each share of common stock outstanding as of the close of business on April 6, 2004 and automatically attach to shares issued thereafter. Each right entitles the holder to purchase one ten-thousandth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $75.00 per right. In general, the rights will be exercisable if a person or group (“Acquiring Person”) becomes the beneficial owner of 15% or more of our outstanding common stock or announces a tender offer for 15% or more of our common stock. When the rights become exercisable, a holder, other than the Acquiring Person, will have the right to receive upon exercise common stock having a value equal to two times the exercise price of the right. Our board of directors will in general be entitled to redeem the rights for $0.0001 per right at any time prior to the occurrence of the stock acquisition events described above. If not redeemed, the rights will expire on April 5, 2014.

Options/Warrants

As of May 26, 2006, there were approximately 4,291,000 shares of common stock reserved underlying stock options granted under our equity compensation plans and approximately 5,000 shares of restricted stock granted under those plans, and there were approximately 952,000 shares available for future grants under our 2004 Stock Incentive Plan.  Additionally, we have reserved approximately 176,000 shares of common stock for issuance upon exercise of outstanding warrants.

Anti-takeover provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

•                                          prior to such time our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•                                          upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•                                          on or subsequent to such time the business combination with the interested stockholder is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the person.

Section 203 defines a “business combination” to include:

•                                          any merger or consolidation involving the corporation and the interested stockholder;

•                                          any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•                                          in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•                                          the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided  by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors be divided into three classes of directors. One class has been created for a term expiring at the annual meeting of stockholders to be held in 2007. The second class has been created for a term expiring at the annual meeting of stockholders to be held in 2008. The third class has been created for a term expiring at the annual meeting of stockholders to be held in 2009.

Each director is to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term that will expire at the third succeeding annual meeting of stockholders after their election. Directors may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

The number of directors comprising our board of directors will be from five to ten directors as provided from time to time exclusively by our board of directors. Subject to the rights of the holders of any class or classes of stock or series thereof entitled to elect one or more directors, which may be granted in the future, our amended and restated bylaws provide that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

The classification of our board of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. At any meeting of our board of directors, a majority of the authorized number of directors then in office will constitute a quorum for the transaction of business.

Stockholder Rights Plan

The rights distributed under the rights plan have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by the board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the board of directors because the board may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of our outstanding common stock.

Preferred Stock

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of our voting stock.

Indemnification

There are, in our amended and restated certificate of incorporation and amended and restated bylaws, provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Our amended and restated certificate of incorporation also permits the indemnification of persons other than directors and officers in certain situations.

Amended and Restated Bylaws

Our amended and restated bylaws include provisions that restrict the ability of the stockholders to remove directors, take action without a meeting and call special meetings. Our amended and restated bylaws also contain advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.  Our amended and restated bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our board of directors by a vote of a majority of all directors in office, without the assent or vote of our stockholders, or by the affirmative vote of the holders of a majority of the outstanding shares of voting securities.

Written Consent of Stockholders

Stockholders cannot act by written consent and any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting. Our amended and restated certificate of incorporation provides that special meetings of the stockholders may only be called by the chairman of the board of directors or by a majority of the board of directors and may not be called by the holders of our common stock.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our amended and restated bylaws provide that a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder’s nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

•                                          the name, age, business address and, if known, residential address of each nominee;

•                                          the principal occupation or employment of each nominee;

•                                          the class, series and number of our shares beneficially owned by each nominee;

•                                          any other information relating to each nominee required by the Securities and Exchange Commission’s proxy rules; and

•                                          the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

Our corporate secretary will deliver all notices to the Corporate Governance Committee of our board of directors for review.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

•                                          a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•                                          the name and address of the stockholder proposing the business as they appear on our stock transfer books;

•                                          a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

•                                          the class, series and number of our shares beneficially owned by the stockholder; and

•                                          any material interest of the stockholder in the business.

Business brought before an annual meeting without complying with these provisions will not be transacted.  Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

We have entered into indemnity agreements with each of our directors and executive officers. Pursuant to these agreements, we have agreed to indemnify each of our directors and executive officers to the fullest extent permitted by applicable law, our amended and restated certificate of incorporation and our amended and restated bylaws, subject to certain exceptions.  In addition, as permitted under our amended and restated bylaws, we have purchased and we maintain directors’ and officers’ liability insurance policies to insure our officers and directors against certain liabilities.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. The senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement and the subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “Indentures.”

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•              the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•              any limit on the aggregate principal amount of the debt securities;

•           the ability to issue additional debt securities of the same series;

•                                          the price or prices at which we will sell the debt securities;

•                                          the maturity date or dates of the debt securities;

•                                          the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate  or rates, if any;

•                                          the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•                                          the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•                                          whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•                                          the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•                                          the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the Indenture;

•                                          if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•                                          our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•                                          the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•                                          the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•                                          the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•                                          provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•                                          any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•                                          any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•                                          the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•                                          whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•                                          the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•                                          whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•                                          any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•                                          the depositary for global or certificated debt securities;

•                                          any special tax implications of the debt securities;

•                                          any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•                                          any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented;

•                                          to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

•                                          if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•                                          the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount; and

•                                          if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness. Under the subordinated indenture, “Senior Indebtedness” may mean all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

•                                          the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•                                          all of our capital lease obligations;

•                                          any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•                                          all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•                                          all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•                                          all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•                                          all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Indebtedness will not include:

•                                          any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•                                          any of our indebtedness in respect of the subordinated debt securities;

•                                          any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•                                          any of our indebtedness to any subsidiary; and

•                                          any liability for federal, state, local or other taxes owed or owing by us.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•                                          any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•                                          any general assignment by us for the benefit of creditors; or

•                                          any other marshalling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The subordinated indenture will not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless an accompanying prospectus supplement states otherwise, we may not merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•                                          we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the Indentures;

•                                          immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•                                          our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•                                          our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•                                          our failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure;

•                                          certain events of bankruptcy, insolvency or reorganization of the Company; or

•                                          any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an

Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable Indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture; (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the Indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the Indentures which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either to (i) defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent have been complied with regarding such defeasance or covenant defeasance.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the Indentures, we and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•                                          change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•                                          reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•                                          change the currency in which any debt security or any premium or interest is payable;

•                                          impair the right to enforce any payment on or with respect to any debt security;

•                                          adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

•                                          reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults; or

•                                          modify any of the above provisions.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•                                          DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•                                          we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

Unless an accompanying prospectus supplement states otherwise, the Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

Trustee

The trustee or trustees under the Indentures will be named in any applicable prospectus supplement.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•                                          the offering price and aggregate number of warrants offered;

•                                          the currency for which the warrants may be purchased;

•                                          if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•                                          if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•                                          in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•                                          in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•                                          the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•                                          the terms of any rights to redeem or call the warrants;

•                                          any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•                                          the dates on which the right to exercise the warrants will commence and expire;

•                                          the manner in which the warrant agreement and warrants may be modified;

•                                          federal income tax consequences of holding or exercising the warrants;

•                                          the terms of the securities issuable upon exercise of the warrants; and

•                                          any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•                                          in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•                                          in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•                                          the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•                                          any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•                                          whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods.  The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•                                          the name or names of any underwriters, if any, and if required, any dealers or agents;

•                                          the purchase price of the securities and the proceeds we will receive from the sale;

•                                          any underwriting discounts and other items constituting underwriters’ compensation;

•                                          any discounts or concessions allowed or reallowed or paid to dealers; and

•                                          any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•                                          a fixed price or prices, which may be changed;

•                                          market prices prevailing at the time of sale;

•                                          prices related to such prevailing market prices; or

•                                          negotiated prices.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.  We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may sell the securities directly or through agents we designate from time to time.  We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the common stock for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase common stock directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

USE OF PROCEEDS

We intend to use the net proceeds from sales of the securities for the purposes set forth in the applicable prospectus supplement relating to a specified offering of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the computation of our ratio of earnings to fixed charges for the three months ended March 31, 2006 and for the five years ended December 31, 2005 (in thousands):

	Three Months Ended March 31,	Years Ended December 31,
	2006	2005	2004	2003	2002	2001

Deficiency of earnings to cover fixed charges	$(7,675)	$(17,372)	$(17,530)	$(2,589)	$(2,107)	$(6,599)

During the quarter ended March 31, 2006 and each of the last five years ended December 31, 2005, our earnings were insufficient to cover our fixed charges. The ratio of earnings to fixed charges is not disclosed because it is a negative number for all periods presented.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Dechert LLP, Princeton, New Jersey.

EXPERTS

The financial statements of Pharmacopeia Drug Discovery, Inc. appearing in Pharmacopeia Drug Discovery Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

5,798,784 Shares

and

1,449,696 Warrants

PHARMACOPEIA DRUG DISCOVERY, INC.

Common Stock

Warrants

PROSPECTUS SUPPLEMENT

October 13, 2006

CIBC World Markets

Merriman Curhan Ford & Co.

You should rely only on the information contained in this prospectus supplement. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus supplement. This prospectus supplement is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement is correct only as of the date of this prospectus supplement, regardless of the time of the delivery of this prospectus supplement or any sale of these securities.